Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 25 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 31, 1996, relating to the financial statements and financial highlights appearing in December 31, 1995 Annual Report to Shareholders of the Harris Insight Funds, which is also incorporated by reference in such Statements of Additional Information. We also consent to the reference to us under the headings "Independent Accountants", "Expert" and "Financial Statements" in such Statements of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectuses.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Thirty South Seventeenth Street
Philadelphia, PA  19103
February 20, 1996